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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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[x]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Inland Steel Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)


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     The following statement of Inland Steel Industries, Inc. (the "Company"), in opposition to the proposal of Greenway Partners, L.P. ("Greenway"), submitted to the Company pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 ("the Act") for inclusion in the Company's 1997 Annual Meeting proxy material and publicized by inclusion in a Schedule 13D filed on behalf of Messrs. Alfred
D. Kingsley, Gary K. Duberstein, Greenway and other affiliated entities, is filed herewith pursuant to Rule 14a-12(b) under the Act.
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Statement of the Board of Directors in Opposition to Stockholder Proposal

     Your Board of Directors understands the views expressed by Proponent. After careful consideration, however, your Board has concluded that spinning off Ryerson Tull at this time would NOT be in the best interest of stockholders.

     Over a year ago the Board and management began an exhaustive strategic reassessment of the Company. We took several actions as a result. Among them were public offerings of Ryerson Tull stock and debt that achieved the primary benefits of a spin-off -- independent access to capital markets, improved management focus on each business unit and enhanced investor ability to evaluate Ryerson Tull. We also recapitalized the Company -- retiring higher-cost debt, eliminating certain restrictive debt provisions, lowering overall financial costs and increasing financial flexibility.

     As recently as January 1997, the Board again reviewed the costs and benefits of spinning off Ryerson Tull. Our detailed reassessment, however, made clear that a spin-off at this time would have serious drawbacks. Some key reasons are:

  . The Company currently has the financial strength and flexibility it needs. Spinning off Ryerson Tull at this time would diminish this.

  . Federal income taxes would increase significantly if Ryerson Tull were spun off now because its income could no longer be offset by the Company's substantial tax carryforwards of net operating losses and alternative minimum tax credits. A spin-off at this time would benefit the Federal tax collections at the expense of the Company and its stockholders.

  . Overall valuation could suffer, based on current equity market conditions, the trading patterns for equity of Ryerson Tull and the Company, the valuation of companies comparable to Ryerson Tull and the Company, and other factors.

  . The most reliable and enduring way to increase stockholder value is to improve operating performance. Since the public offerings and recapitalization, each business unit has implemented significant new initiatives to improve results. The Board has unanimously concluded that improving operating performance is the Company's highest priority.

     A SPIN-OFF IS NOT A PANACEA. Selling some Ryerson Tull equity strengthened our Company. Spinning off the rest at this time would be expensive, would risk weakening our Company and impairing stockholder value, and would limit your Board's ability to pursue other alternatives for maximizing stockholder value.

     Weighing the risks and benefits of a major corporate action, such as a spin-off, is a complex and difficult process. It takes in-depth knowledge of the company and its businesses. Your Board of Directors and management have that knowledge about the
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Company and are committed to using sound business judgment to maximize stockholder value and to fulfill our fiduciary duties to all stockholders.

     We continue to evaluate a broad range of alternatives for overcoming the challenges facing the Company. As we said in the public offering, the Company intends to hold the Ryerson Tull stock but might in the future distribute all or part of it to the Company's stockholders, or sell it to third parties in one or more transactions. If and when we believe any such change will benefit the Company's stockholders, we will take prompt and effective action.

     For now, however, the Board has concluded that the possible advantages of a spin-off simply do not justify all the costs, risks and other disadvantages involved.

             TO PRESERVE STOCKHOLDER VALUE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" ADOPTION OF THE PROPOSAL.